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Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Don Weinberger Wolfe Axelrod Weinberger Associates 212-370-4500	Contact Leah Berkovits Bio-Technology General Corp. 732-418-9300

        BIO-TECHNOLOGY GENERAL CORP. ANNOUNCES PURPORTED CLASS ACTION LAWSUITS

        East Brunswick, New Jersey, January 13, 2003—Bio-Technology General Corp. (NASDAQ: BTGC) today announced that purported class action lawsuits have been brought against it and certain of its officers in the United States District Court for the District of New Jersey. The plaintiffs seek to represent all purchasers of BTG securities during the period from April 19, 1999 through August 2, 2002 and seek unspecified damages on their behalf. The plaintiffs allege that the defendants caused BTG's shares to trade at artificially inflated levels through the issuance of false and misleading financial statements including, but not limited to, improper revenue recognition practices. Neither BTG nor any of its officers has been served but, if served, we intend to vigorously defend this matter.

        Bio-Technology General Corp. develops, manufactures and markets genetically engineered and other products for human health care. BTG's products are marketed worldwide. Products marketed by BTG or its licensees in the United States are Oxandrin® (oxandrolone, USP), Delatestryl® (testosterone enanthate), Mircette® (oral contraceptive), and BioLon™ (sodium hyaluronate). Products sold internationally are Bio-Tropin™(recombinant human growth hormone), BioLon™ (sodium hyaluronate), Bio-Hep-B™ (hepatitis B vaccine), Silkis® (vitamin D derivative), Arthrease™ (sodium hyaluronate for osteoarthritis), and recombinant human insulin. BTG's news releases and other information are available on the Company's website at www.btgc.com.

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        Statements in this news release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters, are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes and delays in product development plans and schedules, customer acceptance of new products, changes in pricing or other actions by competitors, patents owned by the Company and its competitors, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission.

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  Exhibit 99.1